Exhibit 23.4

CONSENT OF SIM GEOLOGICAL Inc.

The undersigned hereby consents to the inclusion in this Annual Report on Form 10-K, which is being filed with the United States Securities and Exchange Commission, of references to the undersigned’s name and SIM Geological Inc.’s name and to the use of the scientific and technical information, including any reserve and resource estimates, from (i) the technical report titled “Amended NI 43-101 Technical Report on the Bornite Project, Northwest Alaska, USA” dated effective April 19, 2016 and released October 12, 2017 and (ii) the technical report titled “NI 43-101 Technical Report on the Arctic Project, Northwest Alaska, USA” dated effective April 25, 2017 and released November 9, 2017 (together, the “Technical Reports”).

The undersigned also consents to the incorporation by reference in Trilogy Metals Inc.’s Registration Statements on Form S-8 (No. 333-208149, No. 333-205102, No. 333-188950, and No. 333-181020) and the Registration Statement on Form S-3 (No. 333-220484) of references to the undersigned’s name and SIM Geological Inc.’s name and to the use of the scientific and technical information, including any reserve and resource estimates, from the Technical Reports, which is included in the Annual Report on Form 10-K as described above.

DATED: February 2, 2018

/s/ Robert Sim
Name: SIM Geological Inc.